Exhibit 99.1

Contacts: Investor Relations Evan Black & Kristina Carbonneau 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 LKight@santanderconsumerusa.com
Santander Consumer USA Holdings Inc. Reports Second Quarter 2015 Results
Dallas, TX (July 30, 2015) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SCUSA”) today announced net income for second quarter 2015 of $285.5 million, or $0.79 per diluted common share, up 16 percent from second quarter 2014 net income of $246.5 million, or $0.69 per diluted common share. First quarter 2015 net income was $289.2 million, or $0.81 per diluted common share.
Second Quarter 2015 Key Highlights:

•	Total originations of $7.6 billion, up from $7.4 billion originated in prior quarter and $6.7 billion originated in prior year second quarter

•	Asset sales of $2.8 billion, up from $1.5 billion in prior quarter and $1.8 billion in prior year second quarter

•	Serviced for others portfolio of $13.1 billion, up from $11.2 billion in prior quarter and $8.0 billion in prior year second quarter

•	Managed assets of $49.6 billion, up from $46.6 billion in the prior quarter and $38.6 billion in prior year second quarter

•	Net charge-off ratio of 5.3%, down from 6.7% in prior quarter and 5.8% in prior year second quarter

•	Return on average equity of 28.2%, down from 31.2% in prior quarter and 33.0% in prior year second quarter

•	Return on average assets of 3.2%, down from 3.5% in prior quarter and 3.4% in prior year second quarter

•	Provision for credit losses of $739 million, up from $606 million in the prior quarter and $589 million in prior year second quarter

•	Expense ratio of 2.1%, down from 2.2% in prior quarter and 2.3% in prior year second quarter

"Our company achieved strong results this quarter, producing a 16 percent year-over-year growth in net income. This evidences our robust business model and our team's ability to produce results. We continued to execute against our stated strategy of optimizing the mix of retained assets versus assets sold and serviced for others by originating more than $7.6 billion and selling more than $2.8 billion in assets, further strengthening our balance sheet while growing our consumer finance marketplace. We are confident the effective execution of this strategy will lead to continued growth in the serviced for others portfolio while generating attractive balance sheet returns as well as capital-light fee income," said Jason Kulas, Chief Executive Officer.

In the second quarter, total originations were more than $7.6 billion, including $2.7 billion in Chrysler Capital ("Chrysler") retail loans, $1.4 billion in Chrysler leases originated for our own portfolio, and $229 million in Chrysler lease originations facilitated for an affiliate. Other originations, including other auto and personal loans, totaled $3.3 billion for the second quarter 2015. Second quarter auto originations continued to see a seasonal benefit due to the tax refund season. Personal lending originations increased from a seasonal low in the first quarter, in line with the prior year second quarter.
Finance receivables, loans and leases, net1, increased 9 percent to $31.5 billion at June 30, 2015, from $28.8 billion at December 31, 2014, and increased 19 percent from $26.5 billion at June 30, 2014. Net finance and other interest income increased 16 percent to $1.3 billion in the second quarter 2015 from $1.1 billion in the second quarter 2014, driven by 20 percent growth in the average portfolio. SCUSA’s average APR as of the end of the second quarter 2015 for retail installment contracts held for investment was 16.9 percent, up from 16.6 percent as of the end of the first quarter 2015 and 16.3 percent as of the end of the second quarter 2014.

1 Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles.

Portfolio trends are reflective of the mix of assets retained at the end of each quarter, which are affected by the credit quality and timing of asset sales, as well as normal seasonality of the business.

The provision for credit losses increased to $739 million in the second quarter 2015, from $606 million in the first quarter 2015, and $589 million in the second quarter 2014. The allowance ratio2 increased to 12.4 percent as of June 30, 2015 from 11.5 percent as of March 31, 2015 and 11.4 percent as of June 30, 2014. The increases from prior quarter were primarily driven by seasonality in our forward looking model, as well as a higher margin retained portfolio mix, which is accretive to future earnings. The increase from prior year is primarily driven by the designation of additional assets as held for sale, as well as higher margin retained portfolio mix.
"The second quarter is largely affected by the seasonality of the provision model, however, it is important to note credit trends are stable and in line with seasonality, the market is competitive, but rationally competitive, and performance is in line or slightly better than management expectations. Higher retained nonprime assets with higher yields are contributing to more revenue and a short-term increase in provisions," said Mr. Kulas.
Consistent with expected seasonal patterns, SCUSA’s net charge-off ratio decreased to 5.3 percent for the second quarter 2015 from 6.7 percent for the first quarter 2015, and 5.8 percent for the second quarter 2014; net charge-off performance benefited from bankruptcy and deficiency sale recoveries. Even excluding these bankruptcy and deficiency sales, credit performance remained slightly better year over year, due to better loan structures. SCUSA’s loan delinquency ratio increased to 3.6 percent as of the end of the second quarter 2015 from 3.2 percent at the end of the first quarter 2015, comparable to the 3.8 percent loan delinquency ratio as of the end of the second quarter 2014.
During the quarter, SCUSA incurred $253 million of operating expenses, up 20 percent from $211 million in the second quarter 2014, primarily attributable to a higher headcount, a result of SCUSA’s strong managed asset growth over the previous year. SCUSA produced a 2.1 percent expense ratio for the quarter, down from a 2.3 percent expense ratio in the same period last year as we recognize the benefits of scalability from larger managed assets, which should partially offset the impact of any future additional regulatory or compliance costs. SCUSA expects expenses to increase in the back half of the year as credit trends worsen, in line with normal seasonality of the business.
During the quarter, SCUSA executed four securitizations, totaling $4.5 billion3, including a CCART securitization sold through the residual, as well as a series of subordinate bond transactions on the SDART platform to fund residual interests from existing securitizations. Additionally, SCUSA advanced $1.5 billion on new and existing private term amortizing facilities and revolving facilities.
In line with SCUSA's strategy to leverage its servicing platform and increase servicing fee income, SCUSA executed asset sales of $2.8 billion during the quarter. In addition to selling $995 million of assets through existing monthly loan sale programs, $732 million in assets through a CCART securitization and $756 million4 in leases, SCUSA expanded its asset marketplace with the completion of a $253 million sale of prime auto retail installment contracts as well as bankruptcy and deficiency sales realizing $66 million in proceeds.
Servicing fee income totaled $28.0 million in the second quarter 2015, up from $22.1 million in the second quarter 2014, primarily due to the increase in the portfolio of loans and leases serviced for others to $13.1 billion as of June 30, 2015, up from $8.0 billion as of June 30, 2014. For the second quarter 2015, net investment gains, which primarily consist of gains on sale, totaled $86.7 million, up from $21.2 million in the first quarter 2015 and $21.6 million in the second quarter 2014, driven mostly by the timing of asset sales and the execution of a CCART securitization.

2 Excludes purchased receivables portfolio and finance receivables held for sale.
3 Net bonds sold of $4.1 billion.
4 Depreciated net capitalized cost.

Conference Call Information
SCUSA management will host a conference call and webcast to discuss the second quarter results and other general matters at 9 a.m. Eastern Time on Thursday, July 30, 2015. The conference call will be accessible by dialing 844-856-2691 (U.S. domestic), or 815-926-1990 (international), conference ID 76649569. Please dial in 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of the corporate website at http://investors.santanderconsumerusa.com. Choose “Events” and select the information pertaining to the Q2 2015 Earnings Call. Additionally there will be several slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download, and install any necessary software.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by dialing 855-859-2056 (U.S. domestic), or 404-537-3406 (international), conference ID 76649569, approximately two hours after the event. The dial-in replay will be available for two weeks after the conference call, and the webcast replay will be available through July 30, 2016. An investor presentation will also be available by visiting the Investor Relations page of SCUSA’s website at http://investors.santanderconsumerusa.com.

Non-GAAP Disclosure
This press release includes certain non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). SCUSA believes that this non-GAAP financial measure provides both management and investors a more complete understanding of the underlying operational results and trends and SCUSA’s marketplace performance. This additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the SEC. Among the factors that could cause our financial performance to differ materially from that suggested by the forward-looking statements are: (a) we operate in a highly regulated industry and continually changing federal, state, and local laws and regulations could materially adversely affect our business; (b) adverse economic conditions in the United States and worldwide may negatively impact our results; (c) our business could suffer if our access to funding is reduced; (d) we face significant risks implementing our growth strategy, some of which are outside our control; (e) our agreement with FCA US LLC may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement; (f) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (g) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (h) loss of our key management or other personnel, or an inability to attract such management and personnel, could negatively impact our business; (i) we are subject to certain regulations, including oversight by the Office of the Comptroller of the Currency, the CFPB, the European Central Bank, and the Federal Reserve, which oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (j) future changes in our relationship with Santander could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. New factors emerge from time to time, and management cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SCUSA”) is a full-service, technology-driven consumer finance company focused on vehicle finance and personal lending products. The company, which began originating retail installment contracts in 1997, has a managed assets portfolio of approximately $50 billion (as of June 30, 2015), has more than two million customers across all credit grades, and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
Second Quarter 2015

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	6
Table 2: Condensed Consolidated Statements of Income	7
Table 3: Other Financial Information	8
Table 4: Credit Quality	10
Table 5: Originations	11
Table 6: Asset Sales	12
Table 7: Ending Portfolio	13
Table 8: Reconciliation of Non-GAAP Measures	14

Table 1: Condensed Consolidated Balance Sheets

	June 30, 2015	December 31, 2014
Assets	(Unaudited, Dollars in thousands, except per share amounts)
Cash and cash equivalents	$28,886	$33,157
Finance receivables held for sale	1,570,416	46,585
Finance receivables held for investment, net	24,778,311	23,915,551
Restricted cash	3,086,229	1,920,857
Accrued interest receivable	394,970	364,676
Leased vehicles, net	5,189,904	4,862,783
Furniture and equipment, net	50,786	41,218
Federal, state and other income taxes receivable	234,944	502,035
Related party taxes receivable	—	459
Deferred tax asset	5,152	21,244
Goodwill	74,056	74,056
Intangible assets	53,642	53,682
Due from affiliates	86,268	102,457
Other assets	486,355	403,416
Total assets	$36,039,919	$32,342,176
Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$6,012,337	$6,402,327
Notes payable — secured structured financings	20,340,365	17,718,974
Notes payable — related party	4,260,000	3,690,000
Accrued interest payable	21,805	17,432
Accounts payable and accrued expenses	395,990	315,130
Federal, state and other income taxes payable	1,268	319
Deferred tax liabilities, net	556,013	492,303
Due to affiliates	47,295	48,688
Other liabilities	159,396	98,654
Total liabilities	31,794,469	28,783,827

Equity:
Common stock, $0.01 par value	3,578	3,490
Additional paid-in capital	1,682,097	1,560,519
Accumulated other comprehensive income (loss), net	(5,726)	3,553
Retained earnings	2,565,501	1,990,787
Total stockholders’ equity	4,245,450	3,558,349
Total liabilities and equity	$36,039,919	$32,342,176

Table 2: Condensed Consolidated Statements of Income

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,321,245	$1,163,448	$2,551,247	$2,303,777
Leased vehicle income	355,137	218,938	688,083	366,061
Other finance and interest income	6,738	874	14,079	1,124
Total finance and other interest income	1,683,120	1,383,260	3,253,409	2,670,962
Interest expense	150,622	128,314	299,478	252,760
Leased vehicle expense	281,118	179,135	554,182	299,204
Net finance and other interest income	1,251,380	1,075,811	2,399,749	2,118,998
Provision for credit losses	738,735	589,136	1,344,716	1,287,730
Net finance and other interest income after provision for credit losses	512,645	486,675	1,055,033	831,268
Profit sharing	21,501	24,056	35,017	56,217
Net finance and other interest income after provision for credit losses and profit sharing	491,144	462,619	1,020,016	775,051
Investment gains, net	86,667	21,602	107,914	57,416
Servicing fee income	28,043	22,099	52,846	32,504
Fees, commissions, and other	94,268	95,030	195,401	184,334
Total other income	208,978	138,731	356,161	274,254
Salary and benefits expense	110,973	93,689	211,513	295,604
Repossession expense	55,470	45,648	114,296	94,079
Other operating costs	86,985	71,889	172,998	139,991
Total operating expenses	253,428	211,226	498,807	529,674
Income before income taxes	446,694	390,124	877,370	519,631
Income tax expense	161,230	143,643	302,656	191,684
Net income	$285,464	$246,481	$574,714	$327,947

Net income per common share (basic)	$0.80	$0.71	$1.63	$0.94
Net income per common share (diluted)	$0.79	$0.69	$1.61	$0.92
Dividends declared per common share	$—	$0.15	$—	$0.15
Weighted average common shares (basic)	355,091,818	348,826,897	352,272,552	348,465,666
Weighted average common shares (diluted)	359,193,738	356,381,921	355,932,481	356,008,288

Table 3: Other Financial Information

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Ratios	(Unaudited, Dollars in thousands)
Yield on individually acquired retail installment contracts	17.6%	17.6%	17.4%	17.6%
Yield on purchased receivables portfolios	13.7%	14.8%	13.9%	15.3%
Yield on receivables from dealers	4.7%	3.9%	4.9%	4.0%
Yield on personal loans (1)	20.4%	25.2%	20.7%	26.2%
Yield on earning assets (2)	15.6%	16.0%	15.4%	16.3%
Cost of debt (3)	2.0%	2.0%	2.0%	2.0%
Net interest margin (4)	13.9%	14.3%	13.7%	14.5%
Expense ratio (5)	2.1%	2.3%	2.2%	3.0%
Return on average assets (6)	3.2%	3.4%	3.4%	2.3%
Return on average equity (7)	28.2%	33.0%	29.6%	22.6%
Net charge-off ratio on individually acquired retail installment contracts (8)	4.5%	5.2%	5.3%	5.7%
Net charge-off ratio on purchased receivables portfolios (8)	(3.3)%	4.3%	(2.2)%	4.9%
Net charge-off ratio on personal loans (8)	16.3%	18.1%	16.9%	15.6%
Net charge-off ratio (8)	5.3%	5.8%	6.0%	6.1%
Delinquency ratio on individually acquired retail installment contracts, end of period (9)	3.3%	3.4%	3.3%	3.4%
Delinquency ratio on personal loans, end of period (9)	6.8%	8.2%	6.8%	8.2%
Delinquency ratio, end of period (9)	3.6%	3.8%	3.6%	3.8%
Tangible common equity to tangible assets (10)	11.5%	10.0%	11.5%	10.0%
Common stock dividend payout ratio (11)	—	21.2%	—	16.0%
Allowance ratio (12)	12.4%	11.4%	12.4%	11.4%

Other Financial Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$306,889	$303,326	$690,546	$648,114
Charge-offs, net of recoveries, on purchased receivables portfolios	(5,116)	15,320	(7,666)	38,843
Charge-offs, net of recoveries, on unsecured consumer loans	89,261	60,448	182,746	98,737
Charge-offs, net of recoveries, on capital leases	7,838	—	8,021	—
Total charge-offs, net of recoveries	$398,872	$379,094	$873,647	$785,694
End of period Individually acquired retail installment contracts Delinquent principal over 60 days	$869,190	$799,455	$869,190	$799,455
End of period Personal loans Delinquent principal over 60 days	$153,485	$119,443	$153,485	$119,443
End of period Delinquent principal over 60 days	$1,052,561	$1,016,020	$1,052,561	$1,016,020
End of period assets covered by allowance for credit losses	$28,507,008	$25,210,483	$28,507,008	$25,210,483
End of period Gross finance receivables and loans held for investment	$29,020,270	$26,483,290	$29,020,270	$26,483,290
End of period Gross finance receivables, loans, and leases held for investment	$34,878,554	$30,545,276	$34,878,554	$30,545,276
Average Gross individually acquired retail installment contracts	$27,000,474	$23,372,480	$26,117,672	$22,824,981
Average Gross purchased receivables portfolios	612,821	1,416,163	689,472	1,591,711
Average Gross receivables from dealers	99,369	130,769	100,690	129,579
Average Gross personal loans	2,184,577	1,333,612	2,162,490	1,267,853
Average Gross capital leases	136,973	10,139	124,045	5,794
Average Gross finance receivables, loans and capital leases	$30,034,214	$26,263,163	$29,194,369	$25,819,918
Average Gross finance receivables, loans, and leases	$35,965,910	$30,086,959	$35,048,586	$29,136,572
Average Managed assets	$48,113,052	$37,152,056	$46,266,080	$35,183,237
Average Total assets	$35,188,090	$29,306,142	$34,212,891	$28,525,476
Average Debt	$29,977,311	$25,852,175	$29,242,830	$25,190,609
Average Total equity	$4,056,174	$2,988,213	$3,884,544	$2,897,741

(1)	Includes Finance and other interest income; excludes fees

(2)	“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

(3)	“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt

(4)	“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases*

(5)	"Expense ratio" is defined as the ratio of annualized Operating expenses to Average managed assets

(6)	“Return on average assets” is defined as the ratio of annualized Net income to Average total assets

(7)	“Return on average equity” is defined as the ratio of annualized Net income to Average total equity

(8)	“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, net of recoveries, to average balance of the respective portfolio

(9)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 60 days to End of period gross balance of the respective portfolio*

(10)
“Tangible common equity to tangible assets" is defined as the ratio of Total equity, excluding Goodwill and intangible assets, to Total assets, excluding Goodwill and intangible assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” on Page 14 of this release)

(11)	“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share

(12)	“Allowance ratio” is defined as the ratio of Allowance for credit losses to End of period assets covered by allowance for credit losses*
*Ratio excludes receivables held for sale

Table 4: Credit Quality

Amounts as of and for the three and six months ended June 30, 2015 are as follows:
(Dollars in thousands)

	Three Months Ended June 30, 2015
	Retail Installment Contracts Acquired Individually	Personal Loans
Credit loss allowance — beginning of period	$2,822,712	$352,878
Provision for credit losses	613,823	121,118
Charge-offs	(835,283)	(97,218)
Recoveries	528,394	7,957
Credit loss allowance — end of period	$3,129,646	$384,735

Net charge-offs	$306,889	$89,261
Average unpaid principal balance (UPB)	27,000,474	2,184,577
Charge-off ratio	4.5%	16.3%

	Six Months Ended June 30, 2015
	Retail Installment Contracts Acquired Individually	Personal Loans
Credit loss allowance — beginning of period	$2,726,338	$348,660
Provision for credit losses	1,120,971	218,821
Charge-offs	(1,762,276)	(196,908)
Recoveries	1,071,730	14,162
Transfers to held for sale	(27,117)	—
Credit loss allowance — end of period	$3,129,646	$384,735

Net charge-offs	$690,546	$182,746
Average unpaid principal balance (UPB)	26,117,672	2,162,490
Charge-off ratio	5.3%	16.9%

	Retail Installment Contracts Acquired Individually		Personal Loans
Principal, 31-60 days past due	$2,010,352	7.7%	$57,285	2.5%
Delinquent principal over 60 days	869,190	3.3%	153,485	6.8%
Total delinquent principal	$2,879,542	11.1%	$210,770	9.3%

Table 5: Originations

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014	March 31, 2015
Retained Originations	(Dollars in thousands)
Retail installment contracts	$4,765,800	$3,466,983	$9,054,701	$7,643,978	$4,791,581
Average APR	17.2%	15.0%	17.6%	15.6%	16.9%
Discount	2.5%	3.7%	3.1%	3.5%	3.4%

Personal loans	$257,915	$262,617	$424,407	$370,519	$166,492
Average APR	19.4%	20.0%	18.9%	20.2%	18.1%
Discount	—	—		—	—

Receivables from dealers	$—	$17,806	$—	$32,629	$—
Average APR	—	3.8%	—	3.5%	—
Discount	—	—		—	—

Leased vehicles	$1,424,308	$889,381	$2,554,423	$2,101,380	$1,130,115

Capital leases	$8,073	$16,527	$63,803	$19,573	$55,730
Total originations retained	$6,456,096	$4,653,314	$12,097,334	$10,168,079	$6,143,918

Sold Originations[1]
Retail installment contracts	$927,586	$1,059,718	$2,234,410	$2,495,359	$804,144
Average APR	4.3%	4.1%	5.1%	4.3%	4.7%

Leased vehicles	$—	$389,657	$—	$389,657	$—
Total originations sold	$927,586	$1,449,375	$2,234,410	$2,885,016	$804,144

Total SCUSA originations	$7,383,682	$6,102,689	$14,331,744	$13,053,095	$6,948,062

Facilitated Originations
Receivables from dealers	$—	$108,759	$—	$253,512	$—
Leased vehicles	228,572	486,446	632,471	732,114	403,899
Total originations facilitated for affiliates	$228,572	$595,205	$632,471	$985,626	$403,899

Total Originations	$7,612,254	$6,697,894	$14,964,215	$14,038,721	$7,351,961

1Only includes assets both originated and sold in the period. Total asset sales for the period are shown on page 12.

Table 6: Asset Sales

Asset sales may include assets originated in prior periods.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014	March 31, 2015
	(Dollars in thousands)
Asset Sales
Retail installment contracts	$2,016,675	$1,384,174	$2,935,753	$3,069,898	$919,078
Average APR	5.6%	4.3%	5.3%	5.0%	4.7%

Leased vehicles	$755,624	$369,114	$1,316,958	$369,114	$561,334
Total asset sales	$2,772,299	$1,753,288	$4,252,711	$3,439,012	$1,480,412

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted discount as of June 30, 2015, and December 31, 2014, are as follows:

	June 30, 2015	December 31, 2014
	(Dollars in thousands)
Retail installment contracts	$26,540,938	$25,401,461
Average APR	16.9%	16.0%
Discount	2.3%	2.1%

Personal loans	$2,261,726	$2,128,769
Average APR	22.8%	23.1%
Discount	0.1%	0.1%

Receivables from dealers	$91,612	$100,164
Average APR	4.3%	4.3%
Discount	—	—

Leased vehicles	$5,858,284	$5,504,467

Capital leases	$125,994	$91,350

Table 8: Reconciliation of Non-GAAP Measures

	June 30, 2015	June 30, 2014
	(Dollars in thousands, except per share data)
Total equity	$4,245,450	$3,102,258
Deduct: Goodwill and intangibles	127,698	127,693
Tangible common equity	$4,117,752	$2,974,565

Total assets	$36,039,919	$29,732,396
Deduct: Goodwill and intangibles	127,698	127,693
Tangible assets	$35,912,221	$29,604,703

Equity to assets ratio	11.8%	10.4%
Tangible common equity to tangible assets	11.5%	10.0%